Exhibit 10.25

S.Y. BANCORP, INC.

STOCK APPRECIATION RIGHT

GRANT AGREEMENT

This Stock Appreciation Right Grant Agreement dated as of                          (the “Grant Date”), is between S.Y. Bancorp, Inc. (the “Company”) and                                  (the “Grantee”).

RECITALS

A.                                    The Company adopted the S.Y. Bancorp, Inc. 2005 Stock Incentive Plan (the “Plan”).  The Plan is administered by the Board of Directors (the “Board”) with respect to grants made to Directors .

B.                                    The Board has designated Grantee as a Participant in the Plan, and wishes to set forth in this Agreement the Grantee’s right to receive shares of Common Stock equal in value to the difference between the Fair Market Value of a certain number of shares at this Grant Date and the Fair Market Value of those Shares on the date the Grantee exercises the right (a “Stock Appreciation Right,” or “SAR”), subject to the terms of this Agreement.

AGREEMENTS

The Grantee and the Company agree as follows:

1.             Grant of Stock Appreciation Right.  The Company grants to Grantee a stock appreciation right (“SAR”) with respect to a total of                    shares of Common Stock (the “Shares”), on the terms and conditions set forth below and in the Plan.

2.             Exercise Price.  The exercise price of this SAR is $             per share, which is equal to the Fair Market Value of the Common Stock on the Grant Date.

3.             Term.  This SAR is not exercisable and shall terminate after the expiration of 10 years from the Grant Date and may terminate on an earlier date in the event of Grantee’s Termination of Service as a Director of the Company.  An unexercised (or as-yet unvested) SAR shall lapse and become unexerciseable 3 months following Grantee’s Termination of Service,  unless the termination is caused by death, in which case it shall continue to be exercisable for 12 months, or on account of Disability (as defined in Section 22 of the Internal Revenue Code) or retirement pursuant to the Company’s mandatory retirement policy for directors , in which cases Grantee’s right to exercise the SAR (to the extent then vested) will continue until the 10-year expiration date.

4.             Vesting; Period of Exercise.  If not earlier terminated pursuant to the Plan or terms of this Agreement, this SAR is first exercisable, in the portions indicated in the vesting schedule below, and once so vested remains exercisable until it lapses or terminates as provided herein and in the Plan:

If there has not been a
Termination of Service then
on the following Anniversary(ies)
of Grant Date	this % of the SARs becomes vested
1 year	20%
2 years	40%
3 years	60%
4 years	80%
5 years	100%

5.             Method of Exercise of SAR.  Each exercise of this SAR shall be in writing (substantially in the form of Exhibit A hereto), signed by the Grantee, and received by the Company in its principal executive office.  The Grantee may exercise this SAR with respect to less than the total number of Shares; provided that no partial exercise of this SAR may be made with respect to a fraction of a Share to which it is subject. Upon exercise of this SAR, , the Grantee shall receive from the Company certificates issued in the Grantee’s name for number of whole shares of Common Stock (rounded down in the case of a fraction) equal to the amount determined by dividing (A) the product of (i) the difference between the Fair Market Value on the date of exercise over the Exercise Price, times (ii) the number of Shares with respect to which this SAR is exercised, by (B) the Fair Market Value of a Share on the date of exercise.

6.             Definitions.  Unless provided to the contrary in this Agreement, the definitions contained in the Plan and any amendments thereto shall apply to this Agreement.

7.             Nontransferability of SAR.  This SAR shall not be transferable other than by will or the laws of descent or distribution and shall be exercisable, during the Grantee’s lifetime, only by Grantee.

8.             Restrictions Imposed by Law.  Notwithstanding any other provision of this Agreement, Grantee agrees that Grantee shall not exercise this SAR and that the Company will not be obligated to deliver any shares of Common Stock or make any cash payment if counsel to the company determines that such exercise, delivery or payment would violate any law or regulation of any governmental authority or any agreement between the Company and any national securities exchange upon which the Common Stock is listed. The Company shall in no event be obligated to take any affirmative action in order to cause the exercise of this SAR to comply with any law or regulation of any governmental authority.

9.             Shareholder Status.  Grantee shall have no rights as a shareholder with respect to any shares of Stock under this Agreement until such shares have been duly issued and delivered to Grantee, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting the Shares except as expressly set forth in the Plan.

10.          Modification, Amendment and Cancellation.  The Board of Directors of Bancorp shall have the right unilaterally to modify, amend or cancel this Option in accordance with the terms of the Plan, and, in particular, shall have the right under the Plan to cancel this Option if not exercised before a sale or certain other corporate transactions to the extent provided in the Plan.

11.          Provisions Consistent with Plan.  This Agreement is intended to be construed to be consistent with, and is subject to, all applicable provisions of the Plan, which is incorporated herein by reference.  In the event of a conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall prevail.

S.Y. BANCORP, INC.

By:

Print:

Title:

Date:

GRANTEE:

[Name of Grantee]
(acknowledging receipt and conditions to exercise set out above)

Date:

EXHIBIT A

Notice of Stock Appreciation Right Exercise

I hereby exercise my stock appreciation right (“SAR”) with respect to the number of shares of common stock of S.Y. Bancorp, Inc (the “Company”) shown below pursuant to the S.Y. Bancorp, Inc 2005 Stock Incentive Plan:

Date of SAR Grant Agreement:

Number of shares with respect to which the grant is being exercised:

Exercise price per share:

Signature

Print Name

Date: